Exhibit 10.3

i

		Page

Section 6.8	Governing Law	9

Section 6.9	Severability	9

Section 6.10	Headings	9

Section 6.11	Amendment	9

Section 6.12	Counterparts	9

Section 6.13	Arbitration	9

Section 6.14	Word Meanings	10

Section 6.15	No Third Party Rights	10

ii

MUTUAL SERVICES AGREEMENT

This Mutual Services Agreement (this “Agreement”), dated as of December 20, 2006, is by and among Lone Star Technologies, Inc., a corporation organized under the laws of the State of Delaware (“Lone Star”), Welspun Pipes Inc., a Delaware corporation (“Welspun”), and Welspun-Lone Star Tubulars LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

RECITALS

WHEREAS, Lone Star and Welspun have caused the Company to be formed and Lone Star owns 40% and Welspun owns 60% of the outstanding interest in the Company;

WHEREAS, each of Lone Star and Welspun is willing to provide to the Company, on the terms and conditions set forth herein, certain services; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Limited Liability Company Agreement, dated as of the date hereof (“JV Agreement”), by and between Lone Star and Welspun.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Lone Star, Welspun and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1             Definitions.  As used in this Agreement and the Schedules attached hereto the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Agreement” has the meaning ascribed thereto in the preamble hereto.

“Arbitration” has the meaning ascribed thereto in Section 6.13.

“Company” has the meaning ascribed thereto in the recitals to this Agreement.

“Company Indemnified Person” has the meaning ascribed thereto in Section 4.2.

“Confidential Information” shall mean non-public information about the disclosing party’s or any of its Affiliates’ businesses or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of the disclosing party or its Affiliates that is marked or designated “confidential” or “proprietary” or that by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential or proprietary.  Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means.  Confidential Information shall not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation, or (iii) is independently developed by the receiving party.

“Event of Force Majeure” has the meaning ascribed thereto in Section 2.3.

“JV Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“LCIA” has the meaning ascribed thereto in Section 6.13.

“Lone Star” has the meaning ascribed thereto in the recitals to this Agreement.

“Losses” has the meaning ascribed thereto in Section 4.1.

“Provider” means Lone Star or Welspun, as the case may be, which is providing the Services to the Company, pursuant to Section 2.1.

“Provider Entities” means Provider and its subsidiaries and Affiliates providing Services hereunder and “Provider Entity” shall mean any of the Provider Entities.

“Provider Indemnified Person” has the meaning ascribed thereto in Section 4.1.

“Services” has the meaning ascribed thereto in Section 2.1.

“Sole Arbitrator” has the meaning ascribed thereto in Section 6.13.

“Term” has the meaning ascribed thereto in Section 5.1.

“UNCITRAL” has the meaning ascribed thereto in Section 6.13.

“Welspun” has the meaning ascribed thereto in the recitals to this Agreement.

ARTICLE II.
PURCHASE AND SALE OF SERVICES

Section 2.1             Purchase and Sale of Services.

(a)           On the terms and subject to the conditions of this Agreement, Lone Star agrees to provide or cause to be provided to the Company, during the Term of this Agreement, the services described in Schedule I in a commercially reasonable manner and level of service.

(b)           On the terms and subject to the conditions of this Agreement, Welspun agrees to provide to the Company, during the Term of this Agreement, the services described in Schedule II in a commercially reasonable manner and level of service (together with the services described in Schedule I, the “Services”).

(c)           At its option, a Provider may cause any Service it is required to provide hereunder to be provided by any other Provider Entity.

Section 2.2             Additional Services.  In addition to the Services to be provided by a Provider pursuant to Section 2.1, if requested by the Company, and to the extent that the parties hereto agree by signing an addendum to Schedule I or Schedule II as applicable, Provider shall provide additional services to the Company. The scope of any such services, and other terms and conditions applicable to such services, shall be as mutually agreed by the parties hereto.  Nothing herein shall create any obligation on the part of Provider to provide any additional services.

Section 2.3             Force Majeure.  No Provider shall be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Provider or to the extent the provision of such Service would require Provider to violate any applicable laws, rules or regulations.  No Provider shall have any obligation to perform or cause the Services to be performed if its failure to do so is caused by or results from any act of God, governmental action, civil disturbance, war, natural disaster, strike, failure of essential equipment or any other cause or circumstance beyond the control of Provider or, if applicable, third-party providers of services to Provider, and such failure to perform continues for more than three (3) consecutive days (each, an “Event of Force Majeure”).  Provider will notify the Company, promptly upon becoming aware thereof, of any Event of Force Majeure affecting the provision of its Services to the Company.  Provider agrees that following any Event of Force Majeure, Provider will use its commercially reasonable efforts to restore such Services as soon as reasonably practicable.

ARTICLE III.
SERVICE CHARGES

Section 3.1             Service Charges.  Neither Lone Star nor Welspun shall be entitled to charge the Company for the Services provided to the Company hereunder other than out-of-pocket third party charges reasonably incurred in connection performing the Services.

ARTICLE IV.
INDEMNIFICATION AND EXCULPATION

Section 4.1             Company Indemnification.  The Company shall indemnify and hold harmless each Provider Entity and their respective parent entities, directors, officers, agents and employees (each, a “Provider Indemnified Person”) from and against any claims, damages, losses, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”), suffered by Provider Indemnified Person and arising out of or in connection with (i) Services rendered or to be rendered by any Provider Indemnified Person pursuant to this Agreement or the transactions contemplated hereby except to the extent that such Losses are the result of the gross negligence or willful misconduct of any employee of Provider or (ii) any defect in a product produced by the Company or other product liability arising from or in connection with the Company’s products.

Section 4.2             Lone Star Indemnification.  Lone Star shall indemnify and hold harmless the Company and its respective parent entities, directors, officers, agents and employees (each, a “Company Indemnified Person”) from and against any Losses suffered by a Company Indemnified Person and arising out of or in connection with the gross negligence or willful misconduct of any employee of Lone Star or any of its subsidiaries in connection with providing the Services.

Section 4.3             Welspun Indemnification.  Welspun shall indemnify and hold harmless the Company Indemnified Persons from and against any Losses suffered by a Company Indemnified Person and arising out of or in connection with the gross negligence or willful misconduct of any employee of Welspun or any of its subsidiaries or affiliates in connection with providing the Services.

Section 4.4             Disclaimer of Warranties.  Provider disclaims all warranties, express or implied, including the implied warranties of merchantability of fitness for a particular purpose, with respect to or in connection with the Services.  Provider makes no representations and warranties as to the quality, suitability or adequacy of the Services for any purpose or use.

Section 4.5             Limitation of Liability.  No Provider Entity shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with, or as a result of, any actions or omissions of any Provider Entity with respect to this Agreement or the subject matter hereof, including the provision of Services (other than Losses attributable to the gross negligence or willful misconduct of any employee, officer or director of such Provider Entity or its subsidiaries in connection with providing the Services).

Section 4.6             Insurance.

(i)            Throughout the Term of this Agreement (and, with respect to clause (d), for a period of two (2) years thereafter), the Company will maintain the following insurances, each provided by an insurance company with A.M. Best rating of at least “A”, and licensed to sell insurance in the juridisction where the Spiral Weld Mill is located:

(a)           “All Risks” property insurance with policy limits sufficient to cover the total replacement cost values of property, plant, and equipment at the Spiral Weld Mill, including boiler and machinery, flood, and earthquake coverage.  Deductibles should not exceed $100,000 (or, if lesser, the amount required by the Company’s lenders).

(b)           Workers compensation insurance providing coverage for Statutory Limits of the Workers Compensation Laws of the applicable jurisdiction, with Coverage B — Employers Liability, to limits of not less than $1,000,000.

(c)           Automobile liability insurance covering all owned, non-owned and hired automobiles, trucks and trailers used in its operations.  Such insurance shall provide coverage not less that that of the Standard Comprehensive Automobile Liability policy, with a Combined Single Limit not less than $1,000,000 each occurrence for bodily injury and property damage.

(d)           Product liability insurance (i) providing for not less than $3,000,000 in coverage with respect to all Spiral Weld Tubular Products and Coating and Bending operations, having a deductible no greater than $100,000, (ii) naming each of Lone Star and Welspun as an additional insured, and (iii) containing a policy endorsement providing that such policy cannot be cancelled or modified in any material aspect without 30 days prior written notice to Lone Star and Welspun.   The policy shall also provide comprehensive general liability coverage not less than that of the Standard Commercial General Liability insurance policy (Occurrence Form) with total available limits not less than $1,000,000 for personal injury, bodily injury and property damage. Deductibles should not exceed $100,000 (or, if lesser, the amount required by the Company’s lenders).

(ii)           The foregoing shall not limit the insurance that the Company may purchase with coverages, limits, and such other endorsements as may be required by Contract or as the Board of Managers shall determine necessary from time to time.

(iii)          Lone Star and Welspun shall, without exception, be given not less than 30 days notice prior to cancellation for other than non-payment of premium or for material change of any Insurance required by this contract.  Non-Payment of premium shall require 10 days notice of cancellation.

(iv)          All insurance policies required by this contract shall be endorsed to include Lone Star and Welspun as Additional Insured.  These insurance policies shall stipulate that they are primary and that any insurance carried by Lone Star and Welspun shall be excess and not contributory.

Section 4.7             Waiver of Subrogation.  The Company shall require for all policies of insurance under this Agreement that each underwriter shall waive all of its rights of recovery, under subrogation or otherwise, against Lone Star and Welspun.

Section 4.8             Certificate of Insurance.  As soon as reasonably practical after the execution of this Agreement, and as and when policies are renewed, the Company shall furnish certificates of insurance evidencing that all insurance policies are in full force and effect.  Each certificate shall include Lone Star and Welspun as Additional Insured, with Waiver of Subrogation, for all liability coverages, and Loss Payee for Property insurance, and evidence a thirty day (30) notice of cancellation.

ARTICLE V.
TERM AND TERMINATION

Section 5.1             Term.  Except as otherwise provided in this Article V or as otherwise agreed to by the parties in writing, this Agreement shall remain in effect as long as Lone Star and Welspun (or any controlled Affiliate thereof) are Members of the Company and both (including any of their Affiliates) have a Percentage Interest (as defined in the JV Agreement) in the Company of more than 20% (the “Term”), or such shorter or longer period as may be provided in Schedules I and II attached hereto (as such schedules may be modified from time to time in accordance herewith) with respect to particular Services described therein.  For purposes of clarification, this Agreement terminates if either Lone Star or Welspun (including, in each case, their Affiliates) have a Percentage Interest (as defined in the JV Agreement) in the Company of 20% or less.

Section 5.2             Termination.  Notwithstanding the Term of this Agreement:

(a)           except where indicated to the contrary in Schedule I or II, the Company may at any time terminate one or more of the Services, in whole or in part, upon giving at least 30 days prior written notice to Provider; and

(b)           Provider may terminate this Agreement with respect to any one or more of the Services (x) by written notice to the Company in the event that (i) the Company shall have failed to perform, in all material respects, any of its material obligations under this Agreement relating to such Service, (ii) Provider has notified the Company in writing of such failure and (iii) such failure shall have continued for a period of thirty (30) days after receipt by the Company of notice of such failure or (y) in accordance with Section 6.2.

Section 5.3             Effect of Termination.  Other than as required by law, upon termination of any Service pursuant to Section 5.2, Provider will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement); provided that notwithstanding such termination, the provisions of Articles IV, V and VI shall survive any such termination.  Notwithstanding anything herein to the contrary, the termination of this Agreement by the Provider or the Company with respect to one or more Services shall not affect the right or obligation of such Provider or Company to continue to provide or receive other Services as a Provider or Company, respectively, unless or until the earlier of (i) the termination of this Agreement pursuant to Section 5.2 and (ii) the express termination of a Service or Services.

ARTICLE VI.
MISCELLANEOUS

Section 6.1             No Agency.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose, unless expressly provided in a Schedule.

Section 6.2             Company as Sole Beneficiary.  The Services shall be provided only for the benefit of the Company.  The Company represents and agrees that the Company will use the Services only in accordance with applicable federal, state and local laws and regulations.  Provider reserves the right to take all actions, including termination of any particular Service, that Provider reasonably believes to be necessary to ensure compliance with applicable laws and regulations.  Provider will notify the Company of the reasons for any such termination of Services.

Section 6.3             Confidentiality.

(a)           Nondisclosure.  Each of Lone Star and Welspun agrees that (i) it will not, and will cause each of the Provider Entities, not to, disclose to any third party or use any Confidential Information disclosed hereunder to such Person, except as expressly permitted in this Agreement or in the exercise of its rights hereunder, and (ii) it will take reasonable measures to maintain the confidentiality of all Confidential Information of any other party in its or the Provider Entities’ possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

(b)           Permitted Disclosure.  Notwithstanding the foregoing, each of Lone Star and Welspun may disclose Confidential Information of any other party (i) to the extent required by a court of competent jurisdiction or other Governmental Body or otherwise as required by law, provided that such party has given such other party prior notice of such requirement when legally permissible and to the extent reasonably possible to permit such other party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary or (ii) to its or any Provider Entity’s employees, agents, representatives, legal counsel, auditors, accountants and advisors; provided, however, that such persons shall be specifically informed of the confidential character of such Confidential Information and that by receiving such information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Confidential Information.

(c)           Ownership of Confidential Information.  All Confidential Information disclosed hereunder shall be and shall remain the sole and exclusive property of the disclosing party.

Section 6.4             Entire Agreement; Conflicts.  This Agreement, together with all schedules and exhibits hereto, the JV Agreement, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.  In the event any provision contained in this Agreement conflicts with the provisions of the JV Agreement or any other transaction document related thereto, the provisions of this Agreement control.

Section 6.5             Information.  Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including securities laws and regulations.

Section 6.6             Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

(a)           If to Welspun, to:

Welspun Gujarat Stahl Rohren Limited
Village Vadadla
Taluka Vagra
Dahej Road
Dist. Bharuch
Gujarat, India
Facsimile: +91 22 2490-8020/21
Attn: Executive Director

With a copy to:

Majmudar & Co.
96 Free Press House

Free Press Journal Road

Nariman Point

Mumbai (Bombay) 400 021

India
Facsimile: +91 22 6630-7252
Attn: Akil Hirani

If to Lone Star, to:

Lone Star Technologies, Inc.
15660 N. Dallas Pkwy., Suite 500
Dallas, TX 75248
United States of America
Facsimile:  +1 972-770-6471
Attn:  General Counsel

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Facsimile:  +1 214-746-7777
Attn: Mary R. Korby

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

Section 6.7             Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that either Welspun or Lone Star may assign this Agreement to any of their respective controlled Affiliates without prior written consent so long as (i) the party assigning this Agreement or any of its Liabilities hereunder shall remain liable hereunder notwithstanding such assignment and (ii) the other parties hereto shall be provided with prompt Notice of such assignment.

Section 6.8             Governing Law.  This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

Section 6.9             Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

Section 6.10           Headings.  The headings of the articles and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

Section 6.11           Amendment.  This Agreement may only be amended by a written agreement executed by all the parties hereto.

Section 6.12           Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 6.13           Arbitration.  Except as provided in this Section 6.13, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be resolved exclusively by binding arbitration (the “Arbitration”) conducted before a single arbitrator (the “Sole Arbitrator”) in London, England, pursuant to the United Nations Commission on International Trade Law (“UNCITRAL”) rules and administered by the London Court of International Arbitration (“LCIA”).  The language of the arbitration shall be English.  Each Person involved in such arbitration shall pay its own legal fees and expenses in connection with any such arbitration and the Persons involved therein shall share equally the fees and expenses of the LCIA and the Sole Arbitrator.  The Sole Arbitrator shall be an attorney mutually agreed upon by the parties to the Arbitration or, if no agreement can be reached, to be determined by the LCIA.  All Arbitration proceedings and sessions shall be private and confidential, and no one other than the parties and their legal representatives may attend without the consent of the parties or by Order of the Sole

Arbitrator.  All information disclosed in the course of any and all Arbitration proceedings and sessions shall be maintained in strict confidence except to the extent disclosure of any such information is required by Law.  The prevailing party shall be entitled to any appropriate relief (including monetary damages, if any), as well as reimbursement of all its actual costs (including Sole Arbitrator’s fees and fees payable to the LCIA) and attorneys’ fees from the opposing party or parties.  The decision of the Sole Arbitrator, and any award pursuant thereto, shall be final, binding and conclusive on the Persons involved therein and not be appealable on the merits.  Final judgment on any such decision and any award may be entered by a court of competent jurisdiction.  Notwithstanding the foregoing, this Section 6.13 shall not prohibit any Person from pursuing equitable relief (including immediate, preliminary and permanent injunctive relief) to which it may be entitled in any court of competent jurisdiction in order to preserve the status quo pending resolution of the dispute at issue.

Section 6.14           Word Meanings.

(a)           The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The singular shall include the plural, and vice versa, unless the context otherwise requires.

(c)           Any reference in this Agreement to $ shall mean U.S. dollars.  All monetary amounts referenced herein shall be, unless otherwise specifically referenced, U.S. dollar mounts.

(d)           When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 6.15           No Third Party Rights.  None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.  The parties hereto expressly retain any and all rights to amend this Agreement as herein provided.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

LONE STAR TECHNOLOGIES, INC.

By:	/s/ Rhys J. Best
Name: Rhys J. Best
Title: Chairman/CEO

SIGNATURE PAGE TO MUTUAL SERVICES AGREEMENT

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

WELSPUN PIPES, INC.

By:	/s/ Akhil Jindal
Name: Akhil Jindal
Title: Authorized Signatory

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

WELSPUN-LONE STAR TUBULARS LLC

By:	/s/ Nikhil Amin
Name:Nikhil Amin
Title:Acting President